Exhibit 99.3

FORM OF RESTRICTED STOCK UNIT GRANT

S&W SEED COMPANY
2019 EQUITY INCENTIVE PLAN

Restricted Stock Unit Grant Notice

S&W Seed Company, a Nevada corporation (the "Company"), hereby grants you a restricted stock unit ("RSU") award ("Award") pursuant to the Company's 2019 Equity Incentive Plan (the "Plan"), for the number of shares of the Company's Common Stock, $0.001 par value per share ("Common Stock") set forth below. All capitalized terms in the attached Restricted Stock Unit Agreement ("Agreement") that are not defined in the Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of this Restricted Stock Unit Grant Notice (the "Grant") and of the Plan, which is incorporated into the Agreement by reference. The Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between the Agreement and the provisions of the Plan, the provisions of the Plan shall apply.

Name of Participant:

Number of Shares:

Date of Grant:

First Vesting Date:

Subject to the forfeiture provisions set forth in the Agreement, this Award will vest as follows:

By accepting this Award, you agree to all of the terms and conditions described in the attached Agreement. You and the Company agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this Grant, the attached Agreement and a copy of the prospectus describing the Plan and the Restricted Stock Units.

If for any reason, you wish to not accept this Award, please notify the Company in writing within 30 calendar days of the date of this Award, attention Corporate Secretary.

RESTRICTED STOCK UNIT AGREEMENT

  Effect of Termination of Continuous Service. In the event of the termination of your Continuous Service prior to the last vesting date, the following provisions will govern the vesting of this Award:

    In the event of the termination of your Continuous Service prior to the vesting date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, this Award will terminate without having vested as to any of the unvested Restricted Stock Units subject to this Award.

    In the event of the termination of your Continuous Service by the Company prior to the vesting date (i) without Cause, (ii) due to a Change in Control; or (iii) due to your death or Disability, this Award will vest in full and be non-forfeitable immediately as of the termination date. For purposes of this Award, Change in Control and Disability are defined in the Plan.

    In the event of the voluntary termination of your Continuous Service prior to the vesting date, all unvested Restricted Stock Units will be cancelled in on the date of termination of your Continuous Service.

    In the event of the termination of your Continuous Service for Cause by the Company or its successor, prior to the vesting date, all unvested Restricted Stock Units will be cancelled on the date of termination. For purposes of this Award, Cause is defined in the Plan.

  In the event any of the foregoing terms are inconsistent with the terms of an employment agreement between you and the Company in effect at the time of the termination of your Continuous Service, the terms of the employment agreement shall supersede the termination provisions of this Agreement.

  Issuance of Shares under this Award:

    The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation set forth in Section 4 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under the Plan). Each issuance date determined by this paragraph is referred to as an "Original Issuance Date".

    If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

      the Original Issuance Date does not occur (1) during an "open window period" applicable to you, as determined by the Company in accordance with the Company's then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market

      (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company's policies (a "10b5-1 Arrangement")), and either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a "same day sale" commitment with a broker-dealer pursuant to Section 4 of this Agreement (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company's Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a "substantial risk of forfeiture" within the meaning of Treasury Regulations Section 1.409A-1(d).

    The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

  Rights as a Stockholder; Dividend Equivalent Rights. You shall have no voting or other rights as a stockholder with respect to the Shares of Common Stock underlying the Award until such Shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the date of grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares of Common Stock underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company's Common Stock from and after the date of grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest).

  Withholding Taxes.

    On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the "Withholding Obligation").

    By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 2) equal to the amount of such Withholding Obligation; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Obligation using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company's Compensation Committee; and/or (iv) permitting or requiring you to enter into a "same day sale" commitment, if applicable, with a broker- dealer that is a member of the Financial Industry Regulatory Authority (a "FINRA Dealer"), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

    In the event the Withholding Obligation arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

  Disputes: Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4.2 of the Plan. Such decision by the Committee shall be final and binding.

  Other Matters:

    The Award granted to an employee in any one year, or at any time, does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount.

    Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

  Miscellaneous:

    The rights and obligations of the Company under the Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company's successors and assigns.

    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

This Agreement and the Grant (including the Plan, which is incorporated by reference) constitute the entire agreement between you and the Company with respect to this Award, and supersede all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement. Subject to the restrictions on transfer of an Award described in Section 11.2 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Agreement effective as the Date of Grant.

S&W SEED COMPANY
106 K Street, Suite 300
Sacramento, California 95814

By: _____________________________________
Name
Title

Agreed and accepted this ___ day of __________, 201__:

___________________________________________
Name